Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP ATTORNEYS AT LAW 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607 PO Drawer 17803, Raleigh, NC 27619 P: 919.781.4000 F: 919.781.4865 www.wyrick.com

July 30, 2020

Fathom Holdings Inc.

211 New Edition Court, Suite 211

Cary, North Carolina, 27511

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 filed by Fathom Holdings Inc., a North Carolina corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to Rule 462(b) (the “Additional Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Additional Registration Statement relates to the registration under the Act of $9,997,000 of common stock, no par value per share (the “Additional Securities”), of the Company. The Additional Registration Statement incorporates by reference the Registration Statement on Form S-1, File No. 333-235972, filed by the Company with the Commission under the Act, as amended to the date hereof (as so amended, the “Original Registration Statement”). This opinion letter is in addition to our opinion letter that was filed as Exhibit 5.1 to the Original Registration Statement. The Additional Securities are to be sold by the Company pursuant to an underwriting agreement among the Company and the Underwriters named therein, the form of which has been filed as Exhibit 1.1 to the Original Registration Statement (the “Underwriting Agreement”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we deemed necessary for purposes of the opinions expressed below. In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, and the due authorization, execution and delivery of all documents by shareholders where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

Some of the Additional Securities will be uncertificated as of the closing of the offering described in the Original Registration Statement.

Fathom Holdings Inc.

July 30, 2020

This opinion is limited to the laws of the State of North Carolina and no opinion is expressed as to the laws of any other jurisdiction. This opinion does not extend to compliance with federal or state securities laws relating to the offer or sale of the Additional Securities.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the issuance and the delivery of any Additional Securities, the Additional Registration Statement will have been declared effective under the Act, and the Additional Securities will have been registered under the Act pursuant to the Additional Registration Statement and that such registration will not have been modified or rescinded, that no stop order suspending the effectiveness of the Additional Registration Statement or any post-effective amendment thereto shall have been issued in connection with the Additional Registration Statement, and that there will not have occurred any change in law affecting the validity of the issuance of the Additional Securities.

Based upon the foregoing, it is our opinion that up to $9,997,000 of the Company’s Additional Securities to be issued and sold by the Company pursuant to the Additional Registration Statement, when issued, sold and delivered in the manner and for the consideration stated in the Original Registration Statement and the prospectus included therein (the “Prospectus”), and in accordance with the resolutions adopted by the Company’s Board of Directors (the “Board”) and adopted by the Pricing Committee of the Board, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Additional Registration Statement and to the reference of this firm under the caption “Legal Matters” in the Prospectus and included in or made a part of the Additional Registration Statement. In giving this consent, we do not hereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is intended for use in connection with the issuance and sale of the Additional Securities subject to the Additonal Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP